[letterhead]

JAMES E. SLAYTON, CPA
3867 West Market Street
Suite 208
Akron, Ohio 44333


                                                              May 31, 1999



To Whom It May Concern:

         The firm of James E. Slayton, Certified Public Accountant consents to the inclusion of my report of May 31, 1999, on the Financial Statements of Stemcell Global Research, Inc. from the inception date of January 20, 1999 through April 6, 1999, in any filings that are necessary now or in the near future to be filed with the U.S. Securities and Exchange Commission.

Professionally,

/s/ James E. Slayton

James E. Slayton, CPA
Ohio License ID# 04-1-15582